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                                                                      EXHIBIT 11

                    CENTRAL LOUISIANA ELECTRIC COMPANY, INC.
                   COMPUTATION OF NET INCOME PER COMMON SHARE
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                                                                       FOR THE YEARS ENDED DECEMBER 31,
                                                               (In thousands, except share and per share amounts)
                                                               --------------------------------------------------

                                                                        1997            1996               1995
                                                                   --------------    -----------       -----------
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BASIC

Net income applicable to common stock                              $     50,402      $     50,061      $     46,651
                                                                   ============      ============      ============

Weighted average number of shares of common
  stock outstanding during the year                                  22,459,770        22,442,683        22,417,522
                                                                   ============      ============      ============

Basic net income per common share                                  $       2.24      $       2.23      $       2.08
                                                                   ============      ============      ============

DILUTED

Net income applicable to common stock                              $     50,402      $     50,061      $     46,651

Adjustments to net income related to Employee
  Stock Ownership Plan (ESOP) under the "if-converted" method:
  Add loss of deduction from net income for actual
    dividends paid on convertible preferred stock,
    net of tax                                                            1,456             1,462             1,474
  Deduct additional cash contribution
    required which is equal to dividends
    on preferred stock less dividends
    paid at the common dividend rate, net
    of tax                                                                 (107)             (140)             (176)
  Add tax benefit associated with dividends
     paid on allocated common shares                                        297               227               185
                                                                   ------------      ------------      ------------

Adjusted income applicable to common stock                         $     52,048      $     51,610      $     48,134
                                                                   ============      ============      ============
Weighted average number of shares of common
    stock outstanding during the year                                22,459,770        22,442,683        22,417,522
Number of equivalent common shares
    attributable to ESOP                                              1,397,532         1,405,205         1,416,360
Common stock under stock option grants                                    6,729            10,079            13,237
                                                                   ------------      ------------      ------------
  Average shares                                                     23,864,031        23,857,967        23,847,119
                                                                   ============      ============      ============
Diluted net income per common share                                $       2.18      $       2.16      $       2.02
                                                                   ============      ============      ============

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